Exhibit 10.2

FIRST AMENDMENT TO BRAZIL PAYMENT AGREEMENT

This First Amendment (the “First Amendment”), dated as of October 27, 2025, is to that certain BRAZIL PAYMENT AGREEMENT (the “Agreement”), dated as of September 30, 2021, that was entered into by and among International Paper Investments (Luxembourg) S.à r.l., a private limited liability company (société à responsabilité limitée) organised and existing under the laws of the Grand Duchy of Luxembourg, having its registered office and principal place of business at 6, rue Gabriel Lippmann, Parc d’Activité Syrdall 2, Münsbach, L-5365 Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 90.703 (International Paper Holdings (Luxembourg) S.à r.l., a private limited liability company (société à responsabilité limitée) organised and existing under the laws of the Grand Duchy of Luxembourg, having its registered office and principal place of business at 6, rue Gabriel Lippmann, Parc d’Activité Syrdall 2, Münsbach, L-5365 Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 153184(“IP”) is successor in interest to International Paper Investments (Luxembourg) S.à r.l.,), Sylvamo Papers Holding S.à r.l., a private limited liability company (société à responsabilité limitée) organised and existing under the laws of the Grand Duchy of Luxembourg, having its registered office and principal place of business at 6 rue Gabriel Lippmann, Parc d’Activité Syrdall 2, 5365 Münsbach, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B218883, and wholly owned, indirect Subsidiary of Sylvamo Corporation, and Sylvamo North America, LLC (the “Guarantor”) (each a “Party” and together, the “Parties”). Capitalized terms used but not defined herein shall have the meanings set forth in the Brazil Payment Agreement.

WHEREAS, the International Paper Company and Guarantor have executed a letter agreement effective October 1, 2025 (the “Letter Agreement”) relating to a Supply and Offtake Agreement between those parties (the “Supply Agreement”).

WHEREAS, the Letter Agreement is intended to generate a financial benefit to International Paper Company as it relates to that Supply and Offtake Agreement, and that financial benefit will inform the value of the Brazil Payment defined herein.

WHEREAS, the Parties desire to amend the Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as set forth in this First Amendment.

1.	The definition of “Brazil Payment” in Agreement Section 1 shall be deleted and replaced with the following:

“Brazil Payment” means the amount equal to the “Base Amount” minus the “Incremental Reduction” where:

Base Amount is:

US$100,000,000, which will be automatically reduced, without further action by the Parties, by US$3,000,000 on September 1, 2026 (for a Base Amount of US$97,000,000).

Provided that the Brazil Payment has not been paid, the Base Amount shall automatically, without further action by the Parties, be further reduced by US$3,000,000 again on September 1 of each consecutive year thereafter through 2030 (for a final Base Amount of US$85,000,000) or until the Brazil Payment is paid in full, whichever occurs first.

Incremental Reduction is the amount determined as set forth below.

The Parties wish to reduce the Brazil Payment to reflect certain agreements on payments to International Paper Company in the Letter Agreement.

The Incremental Reduction shall be the product of 1.25 multiplied by the amount of the Total Incremental Price Increase paid for orders placed under the Supply Agreement from October 1, 2025 through termination of the Supply Agreement.

The Total Incremental Price Increase shall be determined as follows. For each month during the period from October 2025 through May 2026 (or longer if the Supply Agreement is extended), the number of tons ordered in the calendar month shall be multiplied by the Incremental Price Increase set forth in the Letter Agreement that corresponds to such number of tons. The resulting products for all months in such period shall be added to determine the Total Incremental Price Increase.

The Incremental Reduction shall be determined promptly after the payment due date for all orders placed for such period. Any orders not paid for as of such date shall be excluded from the calculations above.

Guarantor and IP (or, at IP’s option, International Paper Company) shall determine the Incremental Reduction on behalf of the Parties, and they shall work together in good faith to establish its amount in a prompt manner. Subtraction of the Incremental Reduction from the Base Amount shall be effective on the thirtieth (30th) day after termination of the Supply Agreement.

The Parties agree that it is their intention to fulfill their obligations under the Supply Agreement in order for the terms of this First Amendment to take effect. Any disputes as to termination or breach of this First Amendment shall be resolved in accordance with the dispute resolution process set forth in Section 18 of the Supply Agreement.

2.	The IP notice recipient set forth in Agreement Section 6 is deleted and replaced with the following:

c/o International Paper Company

6400 Poplar Avenue

Tower 3, 2nd Floor

Memphis, TN 38197

Attention: General Counsel

E-mail: [***]

3.

Except as may otherwise be expressly set forth in this First Amendment, the terms and conditions of the Agreement remain unchanged, and the Agreement, as amended by this First Amendment, remains in full force and effect, and the Parties continue to be bound by its terms, conditions, and effects.

4.

This First Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and it may be signed and delivered electronically with the same force and effect as original signatures and manual delivery.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this First Amendment effective as of the day and year first above written.

International Paper Holdings (Luxembourg) S.à r.l.

By:	/s/ Belall Peermamode /s/ Sandra Jankowski
Name:	Manacor (Luxembourg) S.à r.l.
Title:	Manager A

By:	/s/ Jean-Marc Servais
Name:	Jean-Marc Servais
Title:	Manager B

Sylvamo Papers Holding S.à r.l.

By:	/s/ François Schmitt
Name:	François Schmitt
Title:	Manager A

By:	/s/ Shawn M. Lawson
Name:	Shawn M. Lawson
Title:	Manager B

Sylvamo North America, LLC

By:	/s/ Donald Devlin
Name:	Donald Devlin
Title: